Exhibit 10.74

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                            STOCK PURCHASE AGREEMENT

     AGREEMENT dated this 24th day of March, 1997 between URT INDUSTRIES, INC. ("URT"), a Florida corporation with offices at 1180 East Hallandale Beach Boulevard, Hallandale, Florida 33009, and PEACHES ENTERTAINMENT CORPORATION ("PEC"), a Florida corporation with offices at 1180 East Hallandale Beach Boulevard, Hallandale, Florida 33009.

          WHEREAS, in January of 1996, PEC, all of whose outstanding shares of Series A and Series B preferred stock and more than 85% of whose outstanding shares of common stock are owned by URT, filed a petition for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. District Court for the Southern District of Florida; and

          WHEREAS, a plan of reorganization formulated by PEC, as modified (the "Plan") was approved by its creditors and was thereafter confirmed on January 17, 1997 by the Court; and

          WHEREAS, in order to enable the Plan to be approved and confirmed, it was necessary for URT to lend $700,000 to PEC upon the effective date of the Plan, to pay $350,000 to PEC on such effective date as additional capital to enable it to make a portion of the cash distributions which were required to be made under the Plan, to guarantee certain Allowed Claim Notes issued by PEC under the Plan to certain suppliers and to execute and deliver a subordination agreement among URT, PEC and such suppliers under which URT would subordinate all of its rights as a creditor of PEC to the rights of such suppliers; and

          WHEREAS, in order to assist PEC during the post-confirmation period, URT also agreed to waive its right to receive dividends from PEC at the rate of 11% per annum on the 2,500 shares of the Series A preferred stock of PEC owned by URT and at the rate of 13% per annum on the 2,500 shares of the Series B preferred stock of PEC owned by URT, for the period from January 1, 1996 through March 31, 1997, amounting to a total of $75,000; and


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          WHEREAS,  URT agreed to provide all of the foregoing cash and benefits
          (the "Consideration") to PEC in exchange for the issuance by PEC to URT of additional shares of common stock of PEC having an aggregate value equal to the value of the Consideration; and

          WHEREAS, the directors of each of the corporations have determined that the value of the Consideration equals no less than $500,000 and that in exchange therefor, URT should receive from PEC such number of additional authorized shares of the common stock of PEC having an aggregate value of no less than such amount; and

          WHEREAS, it has been determined, based on various factors by the Board of Directors of each of such corporations, that 20,000,000 shares of the authorized common stock of PEC should be issued to URT in exchange for the Consideration; and

          WHEREAS, the parties wish to set forth in this document certain agreements between them relating thereto,

          IT IS, THEREFORE, AGREED:

     1. Sale of Shares/Purchase Price.

     (a) URT agrees to purchase from PEC and PEC agrees to sell to URT for the purchase price set forth herein, 20,000,000 shares of the common stock of PEC, $.01 par value (the "Purchased Shares"). Such sale shall be consummated by the delivery to URT as promptly as practicable after the date hereof of one or more stock certificates representing the Purchased Shares.

     (b) The purchase price for the Purchased Shares is two and one half cents ($.025) per share, or an aggregate purchase price of $500,000.

     2. Consideration.

     PEC acknowledges that the value of the Consideration is not less than Five Hundred Thousand Dollars ($500,000) and that it has received all of the

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Consideration.

     3. PEC's Representations and Warranties.

     PEC represents and warrants that the execution of and performance of its obligations under this Agreement have been duly authorized by all necessary corporate action and that upon their issuance, the Purchased Shares will be fully paid and non-assessable.

     4. URT's Representations and Warranties.

     URT represents and warrants that the Purchased Shares have not been registered or qualified for public offering or sale under the Securities Act of 1933, as amended (the "Act") or any state securities laws and that it is acquiring such Shares for investment only and solely for its own account and not with a view to the offer or sale in connection with any distribution thereof and that it will not sell or transfer or otherwise dispose of any of the Purchased Shares except in compliance with the Act and the rules and regulations promulgated thereunder or pursuant to an exemption therefrom and except in compliance with applicable state securities laws.

     5. Legend.

     Both parties agree that the stock certificate or certificates representing the Purchased Shares shall bear an appropriate legend in such form as the Continental Stock Transfer & Trust Company shall deem appropriate in order to carry out the provisions of paragraph 4.

     6. Other Documents.

     Each party agrees to execute and deliver such other and further instruments and take such other and further action as either party may reasonably request in order to effectuate the provisions of this Agreement.

     7. Governing Law.

     This Agreement contains the entire agreement of the parties with respect to its subject matter and shall be governed by the law of the State of Florida.

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     IN WITNESS WHEREOF,  each of the undersigned has executed this agreement as of the date and year set forth above.

                                             URT INDUSTRIES, INC.

                                             By:     s/Brian Wolk
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                                             PEACHES ENTERTAINMENT CORPORATION

                                             By:     s/Jason Wolk
                                                  -------------------------


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